UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               SCHEDULE 13D/A

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                                AnorMED Inc.
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                              (Name of Issuer)

                      Common Shares Without Par Value
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                       (Title of Class of Securities)

                                 035910108
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                               (CUSIP Number)

                               Brett Spector
                     SuttonBrook Capital Management LP
                             598 Madison Avenue
                                 6th Floor
                             New York, NY 10022
                               (212) 588-6622
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       (Name, Address and Telephone Number of Persons Authorized to
                    Receive Notices and Communications)

                              November 7, 2006
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          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

--------------------------                             -----------------------
CUSIP No. 035910108                                        Page 2 of 8
--------------------------                             -----------------------

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1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             SUTTONBROOK CAPITAL MANAGEMENT LP

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                      (b) |_|

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3      SEC USE ONLY

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4      SOURCE OF FUNDS

             AF

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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

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                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 -------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 0

                 -------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 -------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   0

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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     |_|

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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

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14     TYPE OF REPORTING PERSON

             PN

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

                                SCHEDULE 13D

--------------------------                             -----------------------
CUSIP No. 035910108                                        Page 3 of 8
--------------------------                             -----------------------

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1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             SUTTONBROOK CAPITAL PORTFOLIO L.P.

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                      (b) |_|

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3      SEC USE ONLY

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4      SOURCE OF FUNDS

             WC, OO

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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

             CAYMAN ISLANDS

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                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 -------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 0

                 -------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 -------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   0

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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     |_|

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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

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14     TYPE OF REPORTING PERSON

             PN

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

                                SCHEDULE 13D

--------------------------                             -----------------------
CUSIP No. 035910108                                        Page 4 of 8
--------------------------                             -----------------------

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1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             JOHN LONDON

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                      (b) |_|

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3      SEC USE ONLY

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4      SOURCE OF FUNDS

             AF

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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES

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                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 -------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 0

                 -------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 -------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   0

------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     |_|

------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

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14     TYPE OF REPORTING PERSON

             IN

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

                                SCHEDULE 13D

--------------------------                             -----------------------
CUSIP No. 035910108                                        Page 5 of 8
--------------------------                             -----------------------

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1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STEVEN M. WEINSTEIN

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                      (b) |_|

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3      SEC USE ONLY

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4      SOURCE OF FUNDS

             AF

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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES

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                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES
                 -------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 0

                 -------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING
                 -------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   0

------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                     |_|

------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

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14     TYPE OF REPORTING PERSON

             IN

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

This Amendment No. 1 to Schedule 13D amends certain information contained in the Schedule 13D dated September 27, 2006 and filed on September 27, 2006 (the "Schedule 13D") by SuttonBrook Capital Management LP (the "Investment Manager"), SuttonBrook Capital Portfolio L.P. (the "Master Fund"), John London ("Mr. London") and Steven M. Weinstein ("Mr. Weinstein" and, together with the Investment Manager, the Master Fund and Mr. London, the "Filing Persons") relating to the common shares without par value (the "Common Stock"), of AnorMED Inc., a Canadian corporation (the "Company"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER.
          -------------------------------------

          Item 5 is amended as follows:

     (a) As of November 7, 2006, the Filing Persons are no longer beneficial owners of any shares of Common Stock.

     (b) As of November 7, 2006, none of the Filing Persons have the power to vote or direct the vote with respect to, or to dispose or direct the disposition of, any shares of Common Stock.

     (c) On November 7, 2006, each of the Filing Persons tendered its shares of Common Stock into the tender offer by Dematal Corp, a Nova Scotia unlimited company and a wholly-owned subsidiary of Genzyme Corporation, a Massachusetts corporation at a price of $13.50 per share of Common Stock. Genzyme Corporation announced on November 7, 2006 that all shares of Common Stock tendered into the tender offer were accepted for payment. Upon such acceptance, the Filing Persons ceased to own, beneficially or otherwise, any shares of Common Stock.

     (d) Not applicable.

     (e) As of November 7, 2006, the Filing Persons are no longer beneficial owners of any shares of Common Stock. Accordingly, this amendment is the final amendment to Schedule 13D.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 9, 2006

                            SuttonBrook Capital Management LP

                            By: SuttonBrook Holdings LLC,
                                Its General Partner

                                By: /s/ John London
                                    ------------------------------------
                                    Name:  John London
                                    Title: Managing Member


                            SuttonBrook Capital Portfolio L.P.

                            By:  SuttonBrook Capital Partners LP,
                                 Its General Partner

                                 By:  SuttonBrook Capital Associates LP,
                                      Its General Partner

                                      By:  SuttonBrook Capital Associates LLC,
                                           Its General Partner

                                           By: /s/ John London
                                               --------------------------
                                               Name:  John London
                                               Title: Managing Member


                            /s/ John London
                            ----------------------------------
                            John London


                            /s/ Steven M. Weinstein
                            ----------------------------------
                            Steven M. Weinstein

                     EXHIBIT 1 - JOINT FILING AGREEMENT

                           Joint Filing Agreement

     The undersigned hereby agree that this Amendment No. 1 to Schedule 13D filed herewith relating to the common shares without par value of AnorMED Inc., is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

     This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

November 9, 2006

                            SuttonBrook Capital Management LP

                            By: SuttonBrook Holdings LLC,
                                Its General Partner

                                By: /s/ John London
                                    ------------------------------------
                                    Name:  John London
                                    Title: Managing Member


                            SuttonBrook Capital Portfolio L.P.

                            By:  SuttonBrook Capital Partners LP,
                                 Its General Partner

                                 By:  SuttonBrook Capital Associates LP,
                                      Its General Partner

                                      By:  SuttonBrook Capital Associates LLC,
                                           Its General Partner

                                           By: /s/ John London
                                               --------------------------
                                               Name:  John London
                                               Title: Managing Member


                            /s/ John London
                            ----------------------------------
                            John London


                            /s/ Steven M. Weinstein
                            ----------------------------------
                            Steven M. Weinstein